SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   ----------


                    Under the Securities Exchange Act of 1934

                                  SCHEDULE 13G


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (Final Amendment)





                               The Wet Seal, Inc.
                               ------------------
                                (Name of Issuer)



                      Class A Common Stock, $0.10 par value
                      -------------------------------------
                         (Title of Class of Securities)



                                    961840105
                                    ---------
                                 (CUSIP Number)

                                December 31, 2004
              -----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|  Rule 13d-1(b)
      |X|  Rule 13d-1(c)
      |_|  Rule 13d-1(d)



                               Page 1 of 15 Pages

                                  SCHEDULE 13G

CUSIP No. 961840105                                          Page 2 of 15 Pages
-------------------------------------------------------------------------------

1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Scoggin Capital Management, L.P. II
-------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   |_|

                                                                 (b)   |X|
-------------------------------------------------------------------------------
3)     SEC USE ONLY


-------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
-------------------------------------------------------------------------------
                         5)     SOLE VOTING POWER

       NUMBER                   0
       OF                ------------------------------------------------------
       SHARES            6)     SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY                 0
       EACH              ------------------------------------------------------
       REPORTING         7)     SOLE DISPOSITIVE POWER
       PERSON
       WITH                     0
                         ------------------------------------------------------
                         8)     SHARED DISPOSITIVE POWER

                                0
-------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
-------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |_|
-------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0%
-------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON

       PN
-------------------------------------------------------------------------------

CUSIP No. 961840105                                          Page 3 of 15 Pages
-------------------------------------------------------------------------------

1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Scoggin International Fund, Ltd.
-------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|

                                                                 (b) |X|
-------------------------------------------------------------------------------
3)     SEC USE ONLY


-------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       Commonwealth of the Bahamas
-------------------------------------------------------------------------------
                         5)     SOLE VOTING POWER

       NUMBER                   0
       OF                ------------------------------------------------------
       SHARES            6)     SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY                 0
       EACH              ------------------------------------------------------
       REPORTING         7)     SOLE DISPOSITIVE POWER
       PERSON
       WITH                     0
                         ------------------------------------------------------
                         8)     SHARED DISPOSITIVE POWER

                                0
-------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
-------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |_|
-------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0%
-------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON

       CO
-------------------------------------------------------------------------------

CUSIP No. 961840105                                          Page 4 of 15 Pages
-------------------------------------------------------------------------------

1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Scoggin Worldwide Fund, Ltd.
-------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|

                                                                 (b) |X|
-------------------------------------------------------------------------------
3)     SEC USE ONLY


-------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       Cayman Islands
-------------------------------------------------------------------------------
                         5)     SOLE VOTING POWER

       NUMBER                   0
       OF                ------------------------------------------------------
       SHARES            6)     SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY                 0
       EACH              ------------------------------------------------------
       REPORTING         7)     SOLE DISPOSITIVE POWER
       PERSON
       WITH                     0
                         ------------------------------------------------------
                         8)     SHARED DISPOSITIVE POWER

                                0
-------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
-------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |_|
-------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0%
-------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON

       CO
-------------------------------------------------------------------------------

CUSIP No. 961840105                                          Page 5 of 15 Pages
-------------------------------------------------------------------------------

1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Scoggin, LLC
-------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|

                                                                 (b) |X|
-------------------------------------------------------------------------------
3)     SEC USE ONLY


-------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
-------------------------------------------------------------------------------
                         5)     SOLE VOTING POWER

       NUMBER                   0
       OF                ------------------------------------------------------
       SHARES            6)     SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY                 0
       EACH              ------------------------------------------------------
       REPORTING         7)     SOLE DISPOSITIVE POWER
       PERSON
       WITH                     0
                         ------------------------------------------------------
                         8)     SHARED DISPOSITIVE POWER

                                0
-------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
-------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |_|
-------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0 %
-------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON

       OO
-------------------------------------------------------------------------------

CUSIP No. 961840105                                          Page 6 of 15 Pages
-------------------------------------------------------------------------------

1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Craig Effron
-------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|

                                                                 (b) |X|
-------------------------------------------------------------------------------
3)     SEC USE ONLY


-------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
-------------------------------------------------------------------------------
                         5)     SOLE VOTING POWER

       NUMBER                   0
       OF                ------------------------------------------------------
       SHARES            6)     SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY                 0
       EACH              ------------------------------------------------------
       REPORTING         7)     SOLE DISPOSITIVE POWER
       PERSON
       WITH                     0
                         ------------------------------------------------------
                         8)     SHARED DISPOSITIVE POWER

                                0
-------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
-------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |_|
-------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0%
-------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON

       IN
-------------------------------------------------------------------------------

CUSIP No. 961840105                                          Page 7 of 15 Pages
-------------------------------------------------------------------------------

1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Curtis Schenker
-------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|

                                                                 (b) |X|
-------------------------------------------------------------------------------
3)     SEC USE ONLY


-------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
-------------------------------------------------------------------------------
                         5)     SOLE VOTING POWER

       NUMBER                   0
       OF                ------------------------------------------------------
       SHARES            6)     SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY                 0
       EACH              ------------------------------------------------------
       REPORTING         7)     SOLE DISPOSITIVE POWER
       PERSON
       WITH                     0
                         ------------------------------------------------------
                         8)     SHARED DISPOSITIVE POWER

                                0
-------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
-------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |_|
-------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0%
-------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON

       IN
-------------------------------------------------------------------------------

                                  Schedule 13G
                                  ------------

Item 1(a).  Name of Issuer:

The Wet Seal, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

26972 Burbank
Foothill Ranch, California  92610

Item 2(a).  Name of Persons Filing:

(i)   Scoggin Capital Management, L.P. II
(ii)  Scoggin International Fund, Ltd.
(iii) Scoggin Worldwide Fund, Ltd.
(iv)  Scoggin, LLC
(v)   Craig Effron
(vi)  Curtis Schenker

(collectively, the "Reporting Persons" and each a "Reporting Person")


Item 2(b).  Address of Principal Business Office or, if None, Residence:

Each of the Reporting Persons, other than Scoggin International Fund, Ltd. and Scoggin Worldwide Fund, Ltd., has a business address at 660 Madison Avenue, New York, NY 10021.

Scoggin International Fund, Ltd. has a business address at c/o Vincent King, Swiss Financial Services, 107 Shirley Street; P.O. Box EE17758; Nassau, Bahamas.

Scoggin Worldwide Fund, Ltd. has a business address at c/o Q&H Corporate Services, Ltd.; 3rd Floor, Harbour Centre; P.O. Box 1348; George Town, Grand Cayman, Cayman Islands.


Item 2(c).  Citizenship or Place of Organization:

(i)   Scoggin Capital Management, L.P. II
      Delaware

(ii)  Scoggin International Fund, Ltd.
      Commonwealth of the Bahamas

(iii) Scoggin Worldwide Fund, Ltd.
      Cayman Islands

(iv)  Scoggin, LLC
      New York

(v)   Craig Effron
      USA

(vi)  Curtis Schenker
      USA

Item 2(d).  Title of Class of Securities:

Class A Common Stock, $0.10 par value per share

Item 2(e).  CUSIP Number:

961840105

Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

            (a)   |_|  Broker or Dealer Registered Under Section 15 of the Act
                       (15 U.S.C. 78o)

            (b)   |_|  Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                       78c)

            (c)   |_|  Insurance Company as defined in section 3(a)(19) of the
                       Act (15 U.S.C. 78c)

            (d)   |_|  Investment Company registered under section 8 of the
                       Investment Company Act of 1940 (15 U.S.C. 80a-8)

            (e)   |_|  Investment Adviser in accordance with ss.
                       240.13d-1(b)(1)(ii)(E)

            (f)   |_|  Employee benefit plan or endowment fund in accordance
                       with ss. 240.13d-1(b)(1)(ii)(F)

            (g)   |_|  Parent Holding Company or control person in accordance
                       with ss.240.13d-1(b)(ii)(G)

            (h)   |_|  Savings Association as defined in ss.3(b) of the Federal
                       Deposit Insurance Act (12 U.S.C. 1813)

            (i)   |_|  Church plan that is excluded from the definition of an
                       investment company under ss.3(c)(15) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

            (j)   |_|  Group, in accordance with ss.240.13d-1(b)(ii)(J)

Item 4.     Ownership.

(i)   Scoggin Capital Management, L.P. II(1)

            (a)        Amount beneficially owned: 0

            (b)        Percent of class:   0%

--------
1     The general partner of Scoggin Capital Management, L.P. II is S&E
Partners, L.P., a limited partnership organized under the laws of Delaware. Scoggin, Inc., a corporation organized under the laws of Delaware, is the sole general partner of S&E Partners, L.P. Craig Effron and Curtis Schenker are the stockholders of Scoggin, Inc.

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 0

                  (ii)  Shared power to vote or to direct the vote:  0

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv)  Shared power to dispose or to direct the disposition of:
                        0

(ii)  Scoggin International Fund, Ltd.(2)

            (a)   Amount beneficially owned: 0

            (b)   Percent of class:  0%

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 0

                  (ii)  Shared power to vote or to direct the vote:  0

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv)  Shared power to dispose or to direct the disposition of:
                        0

(iii) Scoggin Worldwide Fund, Ltd.(3)

            (a)   Amount beneficially owned: 0

            (b)   Percent of class: 0%

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 0

                  (ii)  Shared power to vote or to direct the vote:  0

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv)  Shared power to dispose or to direct the disposition of:
                        0

(iv)  Scoggin, LLC(4)

--------
2     The investment advisor of Scoggin International Fund, Ltd. is Scoggin,
LLC. Craig Effron and Curtis Schenker are the managing members of Scoggin, LLC.

3     The investment advisor of Scoggin Worldwide Fund, Ltd. is Scoggin, LLC.
Craig Effron and Curtis Schenker are the managing members of Scoggin, LLC.

            (a)   Amount beneficially owned: 0

            (b)   Percent of class:  0%

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 0

                  (ii)  Shared power to vote or to direct the vote: 0

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv)  Shared power to dispose or to direct the disposition of:
                        0

(v)   Craig Effron

            (a)   Amount beneficially owned: 0

            (b)   Percent of class:  0%

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:  0

                  (ii)  Shared power to vote or to direct the vote: 0

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv)  Shared power to dispose or to direct the disposition of:
                        0

(vi)  Curtis Schenker

            (a)   Amount beneficially owned: 0

            (b)   Percent of class:   0%

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:  0

                  (ii)  Shared power to vote or to direct the vote: 0

                  (iii) Sole power to dispose or to direct the disposition of: 0

                  (iv)  Shared power to dispose or to direct the disposition of:
                        0

-------------------------------------------------------------------------------
4     Scoggin, LLC is the investment advisor of Scoggin International Fund,
Ltd., Scoggin Worldwide Fund, Ltd. and the investment manager for certain discretionary managed accounts. Craig Effron and Curtis Schenker are the managing members of Scoggin, LLC.

Item 5.     Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following: |X|

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable

Item 8.     Identification and Classification of Members of the Group.

Not applicable

Item 9.     Notice of Dissolution of Group.

Not applicable

Item 10.    Certification.

            By signing below the undersigned certifies that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------


            After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


                                       Scoggin Capital Management, L.P. II
                                       By:  S&E Partners, L.P., its General
                                       Partner
                                       By:  Scoggin, Inc., its General Partner

                                       By:  /s/ Curtis Schenker
                                            -------------------
                                            Curtis Schenker, its Chief
                                            Executive Officer
Dated as of February 14, 2005

                                       Scoggin International Fund, Ltd.
                                       By:  Scoggin, LLC, its Investment Advisor

                                       By:  /s/ Curtis Schenker
                                            -------------------
                                            Curtis Schenker, its Managing Member
Dated as of February 14, 2005

                                       Scoggin Worldwide Fund, Ltd.
                                       By:  Scoggin, LLC, its Investment
                                       Advisor

                                       By:  /s/ Curtis Schenker
                                            -------------------
                                            Curtis Schenker, its Managing Member
Dated as of February 14, 2005

                                       Scoggin, LLC

                                       By:  /s/ Curtis Schenker
                                            -------------------
                                            Curtis Schenker, its Managing Member

Dated as of February 14, 2005

                                       By:  /s/ Craig Effron
                                            ----------------
                                              Craig Effron

Dated as of February 14, 2005

                                       By:  /s/ Curtis Schenker
                                            -------------------
                                              Curtis Schenker
Dated as of February 14, 2005

                                                                       Exhibit A

                            Agreement of Joint Filing


            Pursuant to 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to join in the filing on behalf of each of them of a Statement on Schedule 13G and any and all amendments thereto, and that this Agreement be included as an Exhibit to such filing.

            This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.

            IN WITNESS WHEREOF, the undersigned have executed this Agreement.

                                       Scoggin Capital Management, L.P. II
                                       By:  S&E Partners, L.P., its General
                                       Partner
                                       By:  Scoggin, Inc., its General Partner

                                       By:  /s/ Curtis Schenker
                                            -------------------
                                            Curtis Schenker, its Chief
                                            Executive Officer
Dated as of February 14, 2005

                                       Scoggin International Fund, Ltd.
                                       By:  Scoggin, LLC, its Investment
                                       Advisor

                                       By:  /s/ Curtis Schenker
                                            -------------------
                                            Curtis Schenker, its Managing Member
Dated as of February 14, 2005

                                       Scoggin Worldwide Fund, Ltd.
                                       By:  Scoggin, LLC, its Investment
                                       Advisor

                                       By:  /s/ Curtis Schenker
                                            -------------------
                                            Curtis Schenker, its Managing Member
Dated as of February 14, 2005


                                       Scoggin, LLC
                                       By:  /s/ Curtis Schenker
                                            -------------------
                                            Curtis Schenker, its Managing Member
Dated as of February 14, 2005


                                       By:  /s/ Craig Effron
                                            ----------------

                                              Craig Effron


Dated as of February 14, 2005

                                       By:  /s/ Curtis Schenker
                                            -------------------
                                              Curtis Schenker


Dated as of February 14, 2005